Exhibit 99.1

P R E S S    R E L E A S E

Autoliv Raises its Guidance

(Stockholm, December 11, 2009) — Autoliv Inc. (NYSE: ALV and SSE: ALIV), the worldwide leader in automotive safety, today announced that the Company is raising its sales and margin guidance for the fourth quarter.

Autoliv now expects fourth quarter organic sales to grow by at least 20% (non-U.S. GAAP measures, see below) over the same quarter 2008 and its operating margin, excluding restructuring charges, to improve to at least 9% (non-U.S. GAAP measures). Consolidated net sales are expected to increase by at least 35%, provided that current exchange rates prevail.

“There are two main reasons for our strong performance”, explains Autoliv’s CEO Jan Carlson.

“Most importantly, the light vehicle sales rally in China and other emerging markets is stronger than anticipated. Additionally, our customers have had a greater need to re-build vehicle inventories to appropriate levels following the very low inventories resulting from the governmental scrapping incentive programs earlier in the year”.

At the beginning of the current quarter, Autoliv expected fourth quarter consolidated net sales to increase by approximately 25% with organic sales growing by more than 10%. At the same time, the quarterly operating margin was expected to be at least 7%, excluding restructuring charges.

At the beginning of the fourth quarter, full year 2009 restructuring charges was expected to amount to $100 million. The 2009 restructuring charges are now expected in the range of $120-140 million.

Due to the sharp drop in light vehicle production in the beginning of this year, Autoliv expects 2009 consolidated sales to decline by more than 20%, to slightly above $5 billion. Operating margin, excluding restructuring charges, is expected to exceed 3% (non-U.S. GAAP measures).

Inquiries:

Jan Carlson, President and CEO, Autoliv Inc. Tel +46 8-587 20 600

About Autoliv

Autoliv Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has 80 facilities with approximately 36,000 employees in 28 vehicle-producing countries. In addition, the Company has technical centers in eleven countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2008 amounted to US $6.5 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

P R E S S    R E L E A S E

Safe Harbor Statement

This release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations and various assumptions, and apply only as of the date of this report. Our expectations and beliefs are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct. Because such statements involve risks and uncertainties, the outcome could differ materially from those set out in the statements. For a summary of such risk factors, please refer to our latest 10-K and 10-Q filed with the SEC. Except for our ongoing obligation to disclose information under law, we undertake no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.

EXPLANATION OF NON-U.S. GAAP MEASURES

In this press release regarding our earnings guidance we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions to, financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Organic Sales

Since the Company generates more than 80% of sales in other currencies than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be very volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in “organic sales growth”. Organic Sales presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates.

Operating Margin

Operating margin is calculated based on our Operating income/(loss) relative to sales. In this pressrelease we have excluded restructuring charges as these costs will be exceptionally high this year and therefore operating margin according to U.S. GAAP not indicative of Autoliv’s earning capacity.